                                                Filed Pursuant to Rule 424(b)(3)
                                         Form S-3; Commission File No. 333-49301

                 FIRST PROSPECTUS SUPPLEMENT (DATED JULY 14, 1998)
                  TO AFFILIATED COMPUTER SERVICES, INC. PROSPECTUS
                                 DATED MAY 13, 1998

Referring to the Affiliated Computer Services, Inc. Prospectus dated May 13, 1998 ("May 13 Prospectus'), the table in the section entitled "Selling Securityholders" on pages 11-12 is hereby supplemented with the following information regarding additional named holders of Notes effective as of July 13, 1998 that were not named in such earlier table (defined terms used herein but not otherwise defined herein shall have the same definitions as used in the May 13 Prospectus):

                                                                                PRINCIPAL                         CLASS A
                                                                                AMOUNT OF       CLASS A           COMMON
                                                               PRINCIPAL          NOTES         COMMON             STOCK
                  NAME OF SELLING                              AMOUNT OF         OFFERED         STOCK            OFFERED
                  SECURITYHOLDER                              NOTES OWNED        HEREBY         OWNED (1)        HEREBY (2)
---------------------------------------------------------------------------------------------------------------------------
AllState Insurance Company...........................          $5,000,000      $5,000,000        117,216          117,216
Argent Convertible Arbitrage Fund, Ltd. .............           2,000,000       2,000,000         46,886           46,886
Argent Offshore Fund, L.P. ..........................           4,500,000       4,500,000        105,494          105,494
Associated Electric & Gas Insurance Services
 Limited.............................................             250,000         250,000          5,861            5,861
BNP Arbitrage SNC....................................           2,000,000       2,000,000         46,886           46,886
BS Debt Income Fund - Class A........................              10,000          10,000            234              234
CALAMOS Convertible Fund.............................           2,100,000       2,100,000         49,231           49,231
CALAMOS Global Growth and Income Fund................              95,000          95,000          2,227            2,227
CALAMOS Growth and Income Fund.......................             485,000         485,000         11,370           11,370
Champion International Corporation Master
 Retirement Trust....................................           1,750,000       1,750,000         41,026           41,026
Delta Airlines Master Trust..........................           2,975,000       2,975,000         69,744           69,744
Goldman, Sachs & Co. ................................          14,465,000(3)   14,465,000(3)     339,106(3)       339,106(3)
Hambrecht & Quist, LLC...............................             325,000         325,000          7,619            7,619
Kettering Medical Center Funded
 Depreciation Account................................             150,000         150,000          3,516            3,516
Lipper Convertibles, L.P. ...........................           4,000,000       4,000,000         93,773           93,773
McMahan Securities Company, L.P. ....................             870,000         870,000         20,396           20,396
NationsBanc Montgomery Securities, LLC...............           5,000,000       5,000,000        117,216          117,216
Port Authority of Allegheny County
 Retirement and Disability Allowance
 Plan for the Employees Represented
 by Local 85 of the Amalgamated
 Transit Union.......................................           2,275,000       2,275,000         53,333           53,333
RJR Nabisco, Inc. Defined Benefit
 Master Trust........................................           1,270,000       1,270,000         29,773           29,773
Silverton International Fund Limited.................           3,600,000       3,600,000         84,396           84,396
Smith Barney Inc. ...................................             500,000         500,000         11,722           11,722
SPT..................................................             975,000         975,000         22,857           22,857
The Class 1C Company, Ltd. ..........................           1,250,000       1,250,000         29,304           29,304
The Dow Chemical Company Employees'
 Retirement Plan.....................................           3,200,000       3,200,000         75,018           75,018
The Fondren Foundation...............................             130,000         130,000          3,048            3,048
Unifi, Inc. Profit Sharing Plan & Trust..............             300,000         300,000          7,033            7,033


United Food and Commercial Workers
 Local 1262 and Employers Pension
 Fund................................................             800,000         800,000         18,755           18,755
Univar Corporation...................................             510,000         510,000         11,956           11,956
Zazove Aggressive Growth Fund, L.P.                               150,000         150,000          3,516            3,516
Previously included in the Prospectus or
 prior supplements...................................         159,310,000     159,310,000      3,734,736        3,734,736
Unnamed holders of Notes or any future
 transferees, pledgees, donees or
 successors of or from any such
 unnamed holder(4)...................................          19,300,000      19,300,000        452,454(5)       452,454(5)
                                                              -----------     -----------      ---------        ---------
     TOTAL...........................................         230,000,000     230,000,000      5,391,936        5,391,936

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(1)  Comprises the shares of Class A Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Rate and the number of shares of Class A Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights" in the May 13 Prospectus Accordingly, the number of shares of Class A Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Class A Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which this Prospectus forms a part. The Conversion Rate and the number of shares of Class A Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Class A Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) Includes $9,545,000 in principal amount of Notes owned (convertible at the initial conversion rate into 223,765 shares of Class A Common Stock) that were shown in the table in "Selling Securityholders' in the May 13 Prospectus.

(4) No such holder may offer Notes pursuant to the Registration Statement of which this Prospectus forms a part until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(5) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Class A Common Stock other than the Class A Common Stock issuable upon conversion of the Notes at the initial conversion rate.